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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
BEMIS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2001

Dear Stockholders:

    This year we are again holding the Annual Meeting of Bemis Company, Inc. in the Main Lounge of the Minneapolis Club, 729 2nd Avenue South, Minneapolis, Minnesota. The meeting will be held on Thursday, May 3, 2001, at 9:00 a.m., Central Daylight Time. You are cordially invited to attend. There will be a report on Bemis results in 2000 and comments on the upcoming year. There is also ample opportunity both before and after the meeting to meet and talk informally with the Directors and Officers of the Company. We hope you are able to attend. Whether or not you can attend the meeting, please take the time to vote your proxy.

    On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

Sincerely,

Jeffrey H. Curler President and Chief Executive Officer

BEMIS COMPANY, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 3, 2001

    The Annual Meeting of Stockholders of Bemis Company, Inc. will be held in the Main Lounge of the Minneapolis Club, 729 2nd Avenue South, Minneapolis, Minnesota, on Thursday, May 3, 2001, at 9:00 a.m., Central Daylight Time, for the following purposes:

  1.
  To elect four directors for a term of three years.

  2.
  To act on a proposal to approve the Bemis Company, Inc. 2001 Stock Incentive Plan.

  3.
  To vote on ratification of the appointment of PricewaterhouseCoopers LLP, as independent auditors of the Company.

  4.
  To transact such other business as may properly come before the meeting.

    Only stockholders of record at the close of business on March 14, 2001 will be entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors

Scott W. Johnson, Secretary

March 16, 2001

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

BEMIS COMPANY, INC.
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 3, 2001

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

    The enclosed proxy is solicited by the Board of Directors of Bemis Company, Inc. (the "Company"), in connection with the Annual Meeting of Stockholders to be held on Thursday, May 3, 2001. The shares represented by all properly executed proxies received by the Company prior to the meeting and not revoked will be voted in accordance with the instructions of the stockholder. A proxy may be revoked by the person executing it at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

    All costs of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them. Proxies may be solicited personally, by mail, by telephone, by telecopy, by internet or by telegraph by directors, officers or other regular employees of the Company without remuneration other than regular compensation. The Company has engaged the firm of Morrow & Co., Inc. to assist in the proxy solicitation effort at a total anticipated cost of approximately $7,500.

    The mailing address of the principal executive offices of the Company is 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. This Proxy Statement and the form of proxy which is enclosed are being mailed to stockholders commencing on or about March 16, 2001.

RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    Only stockholders of record at the close of business March 14, 2001, will be entitled to vote at the meeting. As of that date, the Company had outstanding 52,805,495 shares of Common Stock. Each share entitles the stockholder of record to one vote. In connection with the election of directors, stockholders may exercise cumulative voting.

    As set forth below, at the meeting stockholders will elect a class consisting of four directors for a three-year term expiring in 2004. As provided by Missouri law and the Company's Bylaws, under cumulative voting each stockholder has the right in the election of directors to cast as many votes as equal the number of voting shares held, multiplied by the number of directors to be elected at the meeting. A stockholder may cast all his or her votes for one nominee in the class or distribute them among as many nominees in the class as he or she chooses. The four nominees having the highest number of votes will be elected as directors to serve a three-year term expiring in 2004.

    Unless otherwise specified in the proxy, a proxy solicited by the Board of Directors will be voted for the four nominees set forth herein, or votes will be cumulated for any or all of the nominees, in such manner as the proxies, in their discretion, may determine. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

OWNERSHIP OF THE COMPANY'S SECURITIES

    The only person known to the Company to beneficially own, as of March 14, 2001, more than 5 percent of the outstanding Common Stock of the Company is set forth in the following table.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares
U.S. Bancorp 601 Second Avenue South Minneapolis, Minnesota 55402	3,041,313	(1)	5.8%

(1)
Based on information contained in a Schedule 13G filed by such beneficial owner with the Securities and Exchange Commission on February 7, 2001. This includes 2,261,268 shares held as Trustee of the Bemis Investment Incentive Plan 401(k).

    Set forth below is certain information regarding the beneficial ownership of Common Stock of the Company as of March 14, 2001, by each director, each executive officer of the Company named in the Summary Compensation Table on Page 6 of this Proxy Statement, and all directors and executive officers of the Company as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)(2)		Percent of Outstanding Shares
John G. Bollinger	6,000		*
William J. Bolton	5,000		*
Winslow H. Buxton	6,000		*
Jeffrey H. Curler	747,510	(3)	1.4%
Benjamin R. Field	286,310		*
Scott W. Johnson	218,882		*
Loring W. Knoblauch	8,967		*
Nancy P. McDonald	293,338	(4)	*
Roger D. O'Shaughnessy	16,000		*
Edward N. Perry	66,217		*
John H. Roe	1,594,842	(5)	3.0%
Thomas L. Sall	212,618		*
C. Angus Wurtele	10,000		*
All Directors and Executive Officers As a Group (16 persons)	3,620,482		6.9%

*
Less than 1 percent (1%).

(1)
Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.

(2)
Includes shares which the following persons have a right to acquire upon exercise of stock options pursuant to the 1987 Bemis Stock Option Plan and the 1994 Stock Incentive Plan as follows: John G. Bollinger (5,000 shares); William J. Bolton (5,000 shares) Winslow H. Buxton (5,000 shares); Jeffrey H. Curler (362,675 shares); Benjamin R. Field (127,438 shares); Scott W. Johnson (112,766 shares); Loring W. Knoblauch (5,000 shares); Nancy Parsons McDonald

  (5,000 shares); Roger D. O'Shaughnessy (5,000 shares); Edward N. Perry (5,000 shares); John H. Roe (358,412 shares); Thomas L. Sall (106,258 shares); C. Angus Wurtele (5,000 shares); and all directors and executive officers as a group (1,174,218 shares). Also includes grants under the 1994 Bemis Stock Incentive Plan made subject to restrictions which have not as yet lapsed to all executive officers as a group (8,000 shares). Also includes performance based restricted stock award grants under the 1994 Bemis Stock Incentive Plan which are dependent upon the Company achieving certain sales and earnings per share objectives as follows: Jeffrey H. Curler (20,721 shares); Benjamin R. Field (13,008 shares); Scott W. Johnson (13,008 shares); John H. Roe (33,882 shares); Thomas L. Sall (3,672 shares); and all directors and executive officers as a group (86,289 shares). Also includes grants under the Company's Time Accelerated Restricted Stock Award Program (TARSAP) as follows: Jeffrey H. Curler (36,129 shares); Benjamin R. Field (32,275 shares); Scott W. Johnson (44,448 shares); John H. Roe (163,954 shares); Thomas L. Sall (20,843 shares); and all executive officers as a group (312,736 shares). Also includes Time Accelerated Restricted Stock Awards made in 2001 contingent upon shareholder approval of the Bemis Company, Inc. 2001 Stock Incentive Plan as follows: Jeffrey H. Curler (46,421 shares); Thomas L. Sall (19,844 shares); and all executive officers as a group (81,369 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows: Jeffrey H. Curler (12,359 shares); Benjamin R. Field (11,742 shares); Scott W. Johnson (1,815 shares); John H. Roe (15,598 shares); Thomas L. Sall (6,536 shares); and all directors and executive officers as a group (57,736 shares).

(3)
Includes 125,265 shares in a trust of which Mr. Curler is a co-trustee.

(4)
Includes 164,066 shares in trusts in which Mrs. McDonald has a beneficial interest.

(5)
Includes 320,000 shares in a trust of which Mr. Roe is co-trustee, 72,622 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest.

INFORMATION WITH RESPECT TO DIRECTORS

    Directors are divided into three classes elected on a staggered basis for terms of three years. The Company has nominated four persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 2004 and will serve until their successors have been duly elected and qualified.

Director Nominees for Terms Expiring in 2004
NANCY PARSONS McDONALD, 62	Director Since 1982
Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the past five years. She is Chair of the Community Relations Committee and a member of the Audit Committee and the Nominating Committee.

JEFFREY H. CURLER, 50	Director Since 1992
Mr. Curler is President and Chief Executive Officer of the Company. He has been President since 1996, and Chief Executive Officer since 2000. He was Chief Operating Officer from 1998 to 2000. From 1982 to 1996 he served as President of Curwood, Inc., a subsidiary of the Company. Mr. Curler is also a director of Valspar Corporation and is a member of the Executive and Finance Committee.

C. ANGUS WURTELE, 66	Director Since 1994
Mr. Wurtele was a Senior Executive Officer of Valspar Corporation including 35 years as Chief Executive Officer, a position from which he retired in 1995. He retired as a director of Valspar in 2000. He remains a director of American Express AXP Mutual Funds Group. He is a member of the Compensation Committee, the Executive and Finance Committee and is Chair of the Nominating Committee.
ROGER D. O'SHAUGHNESSY, 58	Director Since 1997
Mr. O'Shaughnessy is President and Chief Executive Officer of Cardinal IG Company, a private manufacturer of glass, including insulating glass units for window manufacturers. He has held this position for more than the past five years. He is a member of the Compensation Committee, the Executive and Finance Committee and the Nominating Committee.
Directors Whose Terms Expire in 2002
JOHN H. ROE, 61	Director Since 1978
Mr. Roe is Chairman of the Company, a position he has held since 1996. He was Chief Executive Officer of the Company from 1990 to 2000. He is also a director of the Andersen Window Company. He is Chair of the Executive and Finance Committee.
EDWARD N. PERRY, 54	Director Since 1992
Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982 and has been a partner at Perkins, Smith & Cohen, LLP since 1990. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.
LORING W. KNOBLAUCH, 59	Director Since 1993
Mr. Knoblauch is President and Chief Executive Officer of Talon Automated Equipment Company positions he has held since 1997. Talon is a manufacturer of food processing equipment. From 1994 to 1997, Mr. Knoblauch was President-International of Hubbell Incorporated a manufacturer of electrical products for the construction industry and electric power companies. He is Chair of the Audit Committee and a member of the Nominating Committee.

Directors Whose Terms Expire in 2003
WINSLOW H. BUXTON, 61	Director Since 1993
Mr. Buxton is Chairman of Pentair, Inc., a diversified manufacturing company which sells general industrial equipment and specialty products. He was President and Chief Executive Officer from 1992 to 2000 and has been Chairman since 1993. He is a director of Pentair and Toro Company. He is Chair of the Compensation Committee and a member of the Executive and Finance Committee and the Nominating Committee.
JOHN G. BOLLINGER, 65	Director Since 1999
Professor Bollinger is John Bascom Professor of Industrial Engineering, Emeritus and Emeritus Dean of the College of Engineering, University of Wisconsin, Madison. He served as Dean of the College of Engineering for 18 years and a faculty member for 40 years. He is a director of Andrew Corporation, Kohler Company and Berbee Information Networks Corporation. He is a member of the Community Relations Committee and the Nominating Committee.
WILLIAM J. BOLTON, 54	Director Since 2000
Mr. Bolton is currently a consultant to the Food Distribution Industry. He was Executive Vice President of SUPERVALU, Inc. and President and Chief Operating Officer Corporate Retail from 1997 to 2000. SUPERVALU is a food distribution and food retailing company. From 1995 to 1997 he was Chairman and Chief Executive Officer of Bruno's, a supermarket company. He is a member of the Audit Committee and Nominating Committee.

Compensation of Directors

    Each director who is not an officer of the Company is paid an annual fee of $40,000. The chairs of the Committees of the Board receive an additional $2,500. Under the Company's Long-Term Deferred Compensation Plan, directors may defer all, or a part of, their compensation and four directors elected to do so in 2000. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors with an exercise price equal to the market value on the date of grant. Each such option is for ten years and is exercisable at the market price one year from the date of grant. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

    None of the Company's directors receives any additional fees for attending meetings or for any other reason or consultancy compensation of any kind for services to the Company, nor does any director receive any pension or retirement benefit for services rendered as a director.

The Board of Directors and Its Committees

    The Board of Directors held four meetings during the year ended December 31, 2000. All directors attended at least 75 percent of Board meetings and meetings of committees on which they served. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

    The Executive and Finance Committee met once in 2000. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

    The Audit Committee held four meetings in 2000. It reviews the scope and procedures used in auditing the Company's books and reviews the Company's financial statements with management, the internal audit staff and independent auditors. It also recommends the engagement of independent auditors to the Board. All members of the Audit Committee are "independent" as that term is defined in the applicable listing standards of the New York Stock Exchange. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, adopted by the Company's Board of Directors on May 4, 2000, as subsequently amended on January 31, 2001. A copy of the Amended Charter of the Audit Committee is attached as Exhibit A to this Proxy Statement.

    The Community Relations Committee held one meeting in 2000. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation and the governance of, and dispositions by, the Foundation. It makes recommendations thereon to the Board.

    The Compensation Committee held three meetings in 2000. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards.

    The Nominating Committee held three meetings in 2000. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership of the Company's Common Stock and changes in such ownership with the

Securities and Exchange Commission. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to 2000 and on written representations from the Company's directors and executive officers, all required reports were filed on a timely basis during 2000.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

    During 2000, the Company's subsidiaries, Curwood, Inc. ("Curwood"), Banner Packaging, Inc. ("Banner") and Milprint, Inc., purchased, at market competitive prices, approximately $8,568,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. Centracor also acts as a distributor for Curwood and in 2000, purchased $462,000 of product from Curwood. Centracor is owned by Michael Curler, brother of Jeffrey H. Curler.

    During 2000, the Company's subsidiaries, Curwood, Banner and Perfecseal Mankato Corporation, purchased, at market competitive prices, approximately $10,141,000 of rigid film, miscellaneous packaging supplies and laminator and rewinder time from Pacur, Inc. Ron Johnson, brother-in-law of Jeffrey H. Curler, is President of Pacur, Inc.

    At the request of the Audit Committee, consisting entirely of outside directors, PricewaterhouseCoopers LLP conducted a review of the above transactions. Based on PricewaterhouseCoopers LLP's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.

EXECUTIVE COMPENSATION

    The following table shows and sets forth certain information concerning the compensation paid for the last three years to the two individuals who served as Chief Executive Officer of the Company during 2000 and each of its three other most highly compensated executive officers during the last three years.

Summary Compensation Table

Long-Term Compensation Awards**
Annual Compensation
Name and Principal Position								Stock Options	All Other Compensation(3)
	Year	Salary		Bonus(1)		Restricted Stock Awards(2)
Jeffrey H. Curler President and Chief Executive Officer*	2000 1999 1998	$ $ $	600,000 500,000 440,000	$ $ $	588,396 542,063 184,140	$ $ $	629,396 487,504 197,995	130,563 21,676 —	$ $ $	6,097 5,737 6,520
John H. Roe Chairman and Chief Executive Officer*	2000 1999 1998	$ $ $	735,000 700,000 600,000	$ $ $	817,798 874,650 279,000	$ $ $	4,138,949 796,232 299,971	189,154 35,405 —	$ $ $	10,999 13,645 11,764
Thomas L. Sall Vice President	2000 1999 1998	$ $ $	425,000 375,000 300,000	$ $ $	368,565 365,203 150,253	$ $ $	341,881 304,670 116,981	16,602 13,548 —	$ $ $	8,377 9,851 7,805
Scott W. Johnson Senior Vice President	2000 1999 1998	$ $ $	350,000 325,000 300,000	$ $ $	314,978 298,594 136,594	$ $ $	1,126,255 211,240 116,981	51,471 9,393 —	$ $ $	5,851 5,192 5,427
Benjamin R. Field Senior Vice President	2000 1999 1998	$ $ $	350,000 325,000 300,000	$ $ $	286,344 298,594 120,203	$ $	— 1,056,199 118,972	— 45,536 —	$ $ $	10,999 13,402 14,972

*
Mr. Curler succeeded Mr. Roe as Chief Executive Officer on May 3, 2000. Mr. Roe remains Chairman.

**
There were no Long-Term Compensation restricted stock award payouts to any of the named individuals during 1998, 1999 or 2000.

(1)
Includes performance bonuses earned pursuant to the Bemis Executive Incentive Plan which were paid out in early February of the following year. See "Report of the Board Compensation Committee" herein.

(2)
The five named executive officers hold performance based restricted stock awards made in 1998. The values shown are derived by multiplying the number of shares awarded by the market price of the shares on such date. The Performance Based Restricted Stock Award Program is described in the "Report of the Board Compensation Committee" herein. Commencing January 1, 1999, the Long-Term Compensation Component of the executive officers total compensation package was modified. The restricted stock awards shown for 1999 and 2000 are five-year Time Accelerated Restricted Stock Awards with a possible payout (in whole or in part) after three years upon the Company achieving certain pre-established performance targets. The values shown are derived by multiplying the number of shares awarded by the market price of the shares on the date of grant. The values shown for Mr. Roe and Mr. Johnson in 2000 and Mr. Field in 1999 are pursuant to the Company's policy to make final awards to executive officers at or near their 60th birthday and then make no further restricted stock awards or stock option grants absent unusual circumstances. It is not anticipated that Messrs. Roe, Johnson or Field will receive any additional restricted stock awards or stock options. See "Report of the Board Compensation Committee" herein.

(3)
All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company's matching contribution on the Bemis Investment Incentive Plan (the Company's 401(k) plan), in the following respective amounts for 2000: Jeffrey H. Curler $2,622 and $3,475; John H. Roe $7,524 and $3,475; Thomas L. Sall $4,902 and $3,475; Scott W. Johnson $2,376 and $3,475; and Benjamin R. Field $7,524 and $3,475.

STOCK OPTIONS

    The following table summarizes option grants made during 2000 to the executive officers named in the Summary Compensation Table.

Option Grants in 2000

							Potential Realizable Value At Assumed Annual Rates Of Stock Appreciation for Option Term(3)
		Percent Of Total Options Granted(2)
	Options Granted(1)					Expiration Date
Name				Exercise Price			5%		10%
Jeffrey H. Curler	30,563 100,000	7.5 24.5	% %	$ $	34.8750 37.6250	01/01/10 05/03/10	$ $	627,978 2,093,260	$ $	1,667,400 5,558,000
John H. Roe	189,154	46.4%			$34.8750	01/01/10		$3,959,485		$10,513,179
Thomas L. Sall	16,602	4.1%			$34.8750	01/01/10		$347,523		$922,739
Scott W. Johnson	51,471	12.6%			$34.8750	01/01/10		$1,077,422		$2,860,758
Benjamin R. Field	—	—			—	—		—		—

(1)
Options vest over the first three years of the ten-year period option term, except for Mr. Roe's grant and Mr. Johnson's grant, all of which vested immediately. All options were granted at the fair market value of the shares on the date of grant.

(2)
Reflects the percent of options granted to all employees during the year.

(3)
Potential realizable values shown above represent the potential gains based upon annual compound price appreciation of 5 percent and 10 percent from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

    The following table shows the option exercises in 2000 and the total number of unexercised options and the aggregate dollar value of the in-the-money unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 2000.

Option Exercises in 2000
and Aggregated Year End Option Values

	Options Exercised In 2000(1)		Number Of Unexercised Options At Year End		Value Of Unexercised In-The-Money Options At Year End(2)
Name	Shares Acquired	Value Realized	Presently Exercisable	Not Presently Exercisable	Presently Exercisable	Not Presently Exercisable
Jeffrey H. Curler	100,000	$1,768,750	174,002	127,601	$342,621	0
John H. Roe	140,000	$2,406,250	345,610	11,802	$616,720	0
Thomas L. Sall	—	—	64,566	15,584	0	0
Scott W. Johnson	40,000	$707,500	109,635	3,131	$244,183	0
Benjamin R. Field	—	—	127,438	0	$689,494	0

(1)
Value of exercised options is calculated by determining the difference between the fair market value of the shares underlying the options at the date of exercise and the exercise price of the options.

(2)
Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 2000 ($33.5625 per share) and the exercise price of the options except for the options which have an exercise price higher than the fair market value of Bemis shares at December 31, 2000, which options are valued at zero (0).

Long-term Incentive Plans—Awards in 2000

	Number of Shares, Units or Other Rights Granted(1)		Estimated Future Payouts Under Non-Stock Price-Based Plans (# of Shares)
		Performance or Other Period Until Maturation or Payout
Name			Threshold(1)	Maximum(1)
Jeffrey H. Curler	21,232	Five Years	21,232	21,232
John H. Roe	139,623	Five Years	139,623	139,623
Thomas L. Sall	11,533	Five Years	11,533	11,533
Scott W. Johnson	37,993	Five Years	37,993	37,993
Benjamin R. Field	—	—	—	—

(1)
All grantees listed received Time Accelerated Restricted Stock Awards ("Awards") under the 1994 Bemis Stock Incentive Plan. All grantees are eligible to receive all of the shares upon the expiration of a five-year restrictive period. If the Company achieves certain performance measures in three years, grantees may then receive from zero to 100 percent of their award according to a matrix. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. See "Report of the Board Compensation Committee" herein.

MANAGEMENT AGREEMENTS

    The Company has Management Agreements ("Agreements") with Mr. Curler, Mr. Roe and the other executive officers that become effective only upon a Change of Control event. A Change of Control event shall be deemed to have occurred if any person acquires or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, or 30 percent or more of the then outstanding shares of Common Stock of the Company. If, following a Change of Control event, an executive officer is terminated involuntarily or constructively involuntarily terminated (as defined in the Agreements), such executive officer will be entitled:

  (i)
  to immediately receive from the Company or its successor, a cash payment in an amount equal to three times the sum of (1) the salary received by the executive during the last preceding calendar year and (2) the highest annual bonus award (BEIP) received by the executive during the previous five years; and

  (ii)
  for three years after the "Involuntary Termination" or "Constructive Involuntary Termination", to participate in any health, disability and life insurance plan or program in which the executive was entitled to participate immediately prior to the Change of Control event; but notwithstanding anything to the contrary above, the executive shall not be entitled to benefits under subparagraph (i) or (ii) above for any time following the executive's sixty-fifth (65th) birthday.

REPORT OF THE BOARD COMPENSATION COMMITTEE

    The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for establishing executive compensation policies and setting the total compensation for all officers, including the most highly compensated officers named in the accompanying tables. Since 1989, the Committee has utilized the services of the firm of Towers Perrin as compensation consultants. The following report describes the Company's executive compensation philosophy and programs. It also discusses the factors considered by the Committee in determining the compensation of both of the individuals who served as Chief Executive Officer of the Company in 2000, as well as the compensation of the other officers for 2000.

EXECUTIVE COMPENSATION PHILOSOPHY

    The Company's executive compensation philosophy has remained the same for several years: to attract, retain and motivate a top quality, experienced, performance-oriented senior management team. The officer compensation program is designed to help meet this important objective.

    The guiding principles of the Company's officer compensation program are:

  •
  Create a strong and direct link between officer compensation and the Company's financial and stock performance.

  •
  Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards will vary significantly in relation to changes in financial performance and compensate the officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results.

  •
  Create a significant and meaningful long-term incentive tied to the Company's long-term growth, financial success and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long-range planning.

EXECUTIVE COMPENSATION PROGRAM

    In 1998, Towers Perrin conducted a comprehensive review of the Company's executive compensation philosophy and programs.

    As a part of their review, Towers Perrin evaluated all of the Company's officer positions and compensation compared to the Company's compensation philosophy and guiding principles. They also considered competitive compensation practices at comparison companies. Factors that the Committee believed to be determinative in selecting comparison companies included size, type of business and geographic location. The Committee felt that this group of comparison companies was preferable to the peer index companies used in the total return performance graph in the Proxy Statement because the peer index companies had such a large range in sales volume ($200,000,000 to over $6,000,000,000) that an executive compensation comparison using those companies would be inappropriate.

    On the basis of this review, Towers Perrin made several recommendations. The Committee reviewed the Towers Perrin report and met with them to discuss their findings. The Committee then initiated several changes to officer compensation in 1999 which were followed in 2000 and which are the basis of the program set out below.

Annual Compensation Component

    The target total cash compensation (salary plus bonus) for officers is the fiftieth percentile of comparable companies. Achievement of a 100 percent bonus payout is dependent on the amount of increase in the Company's earnings per share over the previous year. The Committee also provided an additional 10 percent bonus opportunity tied to the increase in the Company's sales over the previous year. The Committee reserves the right to decrease the Chief Executive Officer's bonus and to decrease or increase any other officer's bonus based on individual performance.

Long-Term Component

    Towers Perrin's analysis demonstrated that the Company's long-term compensation programs were significantly behind the market for all levels of corporate performance. On Towers Perrin's recommendation, the Committee acted in 1998 (effective for 1999 and continued in 2000), to: (i) increase the levels of long-term incentive awards to better reflect competitive levels; (ii) replace the existing performance based restricted stock award plan with a more traditional Time Accelerated Restricted Stock Award Program ("TARSAP") having a three-year performance component; and (iii) award stock option grants annually. TARSAP awards are based upon a percentage of an officer's base salary for the succeeding year, and may additionally be based upon the officer's bonus at a 100 percent payout, as determined by the Committee. Also, for several years the Committee had discussed the advisability of making long-term stock-based incentive grants to officers over age 60. In December 1998, the Committee also decided that the Company and the Senior Executives would be best served by a program which provided a significant incentive to the Senior Executive late in his/her career, and a vehicle for an amicable parting should the Senior Executive "stay on" when his/her effectiveness had diminished. The Age 60 Program awards to corporate officers who are approaching age 60, a final long-term stock-based compensation package. The package is five times the award the person would otherwise have received. It is based on the salary the person will have in the succeeding year, and is the last long-term award the person will be granted. The Committee implemented this program for one Senior Executive in 1999 and two Senior Executives, including Mr. Roe who received long-term awards under the Age 60 Program in 2000.

MR. ROE's and MR. CURLER's COMPENSATION FOR 2000

    In a planned transition, Mr. Roe relinquished the position of Chief Executive Officer to Mr. Curler on May 3, 2000. Mr. Roe retained the position of Chairman. Mr. Roe's base salary was thus decreased effective January 1, 2001 to $500,000 from $735,000, which was his salary throughout 2000. Upon becoming Chief Executive Officer on May 3, 2000, Mr. Curler's base salary was increased to $600,000 from $540,000, which was his salary from January 1, 2000 to that date. On January 1, 2001, Mr. Curler's salary was increased to $700,000. Mr. Curler's salary during 1999 was $500,000. Mr. Roe received a bonus of $817,798 in February 2001, with respect to his efforts in 2000, compared with a bonus of $874,650 the previous year. Mr. Curler received a bonus of $588,396 in February 2001, with respect to his efforts in 2000, compared with a bonus of $542,063 the previous year. The bonuses paid to Mr. Roe and Mr. Curler were the direct result of the Company increasing its earnings per share and its sales, and achieving results which according to the bonus formula established by the Compensation

Committee at the beginning of the year, resulted in Mr. Roe and Mr. Curler receiving these bonuses. As of January 1, 2000, pursuant to the Age 60 Program, the Committee granted Mr. Roe his final stock-based compensation awards as reported in last year's Proxy Statement. Accordingly, Mr. Roe has received no stock-based compensation since that date. Upon his election as Chief Executive Officer on May 3, 2000, Mr. Curler was granted an option to purchase 100,000 shares of Bemis Common Stock at the then market price. As of January 1, 2001, pursuant to the Company's Long-Term Compensation Program, Mr. Curler was awarded a TARSAP for 46,421 shares and a stock option for 61,073 shares. The Committee determined the January 1, 2000 TARSAP award for Mr. Curler based upon a percentage of his base salary. For 2001, Mr. Curler's TARSAP award was based upon a percentage of his base salary and bonus at a 100 percent payout. The Committee made this change in order to maintain a competitive compensation package as compared to comparable companies.

    The Omnibus Budget Reconciliation Act of 1993 ("OBRA"), imposes a $1,000,000 cap on the deductibility of executive compensation. By action of the shareholders in 1997, all officer bonuses were intended to qualify as performance-based compensation and thus are not subject to this limitation. The Committee believes that its compensation program, both annual and long-term, is in the best interests of the Company and its shareholders. While the Committee will continue to employ compensation programs which provide tax savings for the Company, it is possible that components of certain executive compensation programs may not be tax deductible to the Company.

THE COMPENSATION COMMITTEE

    Winslow H. Buxton, Chair
    Roger D. O'Shaughnessy
    C. Angus Wurtele

BEMIS RETIREMENT PLAN

    The Bemis Retirement Plan (the "Retirement Plan") is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The following table shows estimated annual retirement benefits under the Retirement Plan which would be payable at age sixty-five as a straight life annuity. If an employee's benefits are reduced pursuant to Internal Revenue Code limitations, the Bemis Company, Inc. Supplemental Retirement Plan provides that the Company will make a direct payment to that individual in a lump sum amount equal to the amount of the reduction or provide benefits over time equivalent to those otherwise payable under the Retirement Plan but for the Internal Revenue Code limitations. The benefits shown in the table below include these additional payments and do not reflect the statutory limitations.

Pension Plan Table

	Years of Credited Service at Normal Retirement Date
Final Average Salary	15	20	25	30 and Above
$300,000	$70,392	$93,856	$117,320	$140,784
400,000	95,392	127,189	158,987	190,784
500,000	120,392	160,523	200,653	240,784
600,000	145,392	193,856	242,320	290,784
700,000	170,392	227,189	283,987	340,784
800,000	195,392	260,523	325,653	390,784
900,000	220,392	293,856	367,320	440,784
1,000,000	245,392	327,189	408,987	490,784
1,100,000	270,392	360,523	450,653	540,784
1,200,000	295,392	393,856	492,320	590,784

    Compensation covered by the Retirement Plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: Jeffrey H. Curler 26 years; John H. Roe 36 years; Scott W. Johnson 24 years; Benjamin R. Field 37 years; and Thomas L. Sall 22 years.

PERFORMANCE GRAPH

    The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years. The graph also shows the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes and against whose performance the Company is often compared by financial analysts. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the peer group are: Avery Dennison Corporation; Ball Corporation; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Sealed Air Corporation; and Sonoco Products. The peer group is the same as last year. The graph assumes the investment of $100 in each group on the last trading day of 1995 at the closing price, and the reinvestment of all dividends when and as paid.

	Cumulative Total Return

	12/95	12/96	12/97	12/98	12/99	12/00

Bemis Company	100.00	147.05	179.13	157.59	148.73	147.42

S & P 500	100.00	122.96	163.98	210.84	255.22	231.98

Peer Group	100.00	131.56	163.82	139.84	145.06	92.63

PROPOSAL TO APPROVE 2001 STOCK INCENTIVE PLAN

Introduction

    The Board of Directors recommends approval of the 2001 Stock Incentive Plan in the form attached as Exhibit B to this Proxy Statement.

    The Directors believe that the Company and its stockholders have benefited substantially over the years from the use of stock options and restricted stock awards as effective means to secure, motivate and retain competent key personnel. Such plans, beginning with the first plan in 1970, have been significant factors in the success and growth of the Company. The 1970, 1978 and 1987 Stock Option

Plans have expired. The 1994 Stock Incentive Plan, reserving an aggregate of 2,000,000 shares of Common Stock for issuance to key employees, is expected to have, as of the date of the meeting, no shares remaining available for option grants or for awards.

    The Board of Directors adopted the 2001 Stock Incentive Plan (the "Plan") on February 1, 2001, subject to approval by the stockholders. No stock option or equity units may be granted after December 31, 2010. The Plan reserves for issuance a total of 2,500,000 shares of Common Stock, and any available shares not used under the 1994 Stock Incentive Plan. Options and Restricted Stock Awards may be granted under the 1994 Stock Incentive Plan until that plan expires, however, any shares so used will not be available for issuance under the Plan. The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The principal features of the Plan are summarized below.

Summary of the Plan

Administration

    The Committee will consist of not less than two directors who are not employees of the Company and are "outside" directors as defined by Section 162(m) of the Internal Revenue Code. Members of the Committee are eligible to participate in the Plan. The Committee will decide to whom and when to make grants, the number of shares to be covered by the grants and any special terms and provisions relating to the exercise of the stock options or to the equity units (see discussion of Stock Options and Equity Units below). The Committee may at any time adopt such resolutions, rules and regulations for the Plan and interpret the Plan as it deems advisable. It may amend or terminate the Plan and change its terms and conditions as it deems appropriate; provided, however, that no such amendment may without shareholder approval (a) increase the maximum number of shares subject to the Plan, except for adjustment to reflect stock dividends or other recapitalizations affecting the number or kind of outstanding shares; (b) extend the termination date of the Plan; or (c) change the class of employees eligible to receive stock options or equity units under the Plan. The Committee may delegate to Company management authority to make grants to employees who are not subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. Certain authority of the Committee under the Plan may also be exercised by the entire Board of Directors.

Stock Options

    Under the Plan, stock options (incentive and/or non-statutory stock options under the Internal Revenue Code) to purchase Common Stock of the Company ("Options"), may be granted to employees of the Company or any of its subsidiaries. Non-statutory stock options may also be granted to Directors who are not also employees of the Company. Stock appreciation rights are not included under the Plan. No more than twenty-five percent (25%) of the total shares available for issuance under the Plan may be granted as Options to any one individual during any calendar year. The individuals who will be selected to participate in the Plan are not identifiable at this time but are approximately 250 in number. If the Plan had been in effect during 2000, no benefits would have been received from the Plan by Company employees, including the executive officers named in the Summary Compensation Table on Page 6 of this Proxy Statement, because sufficient shares remained authorized for issuance under the 1994 Stock Incentive Plan. The options granted to the executive officers named in the Summary Compensation Table in 2000 under the 1994 Stock Incentive Plan are set out in the table on Page 6 in the section "Executive Compensation".

    Unless otherwise determined by the Committee at the time granted, each Option will have a term of ten years from the date of grant. Vesting and other matters relating to the administration of the Plan are under the control of the Committee. Unless otherwise determined by the Board or Committee the Option exercise price shall be one hundred percent (100%) of the fair market value of the Common

Stock of the Company on the date of grant. The exercise price may be paid in cash or, subject to the discretion of the Committee, by tender of a broker exercise notice, previously acquired shares, attestation or by a combination of such methods. As of March 1, 2001, the fair market value, as defined, of the Common Stock was $33.29 per share.

Equity Units

    The Plan permits grants of equity units payable in shares of Common Stock upon satisfaction of any applicable restrictions or conditions for payment set by the Board or Committee ("Equity Units"). The Committee has the authority to set such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Equity Units as it deems appropriate, including remaining in the continuous employ of the Company or the satisfaction of certain performance goals or criteria during the period of time over which Equity Units are earned or become vested. Equity Units include the right to receive periodic payments from the Company equivalent to the dividends paid on the underlying stock.

Effect of Termination of Employment

    If a participant's employment with the Company is terminated by reason of death, disability or retirement (whether early or normal), each Option held by such participant remains exercisable for the remaining term of the Option. However, the Committee may, at the time of the grant, impose an alternative expiration date. Upon termination of employment due to death or disability, all Equity Units held by such participant will vest. Upon termination of employment due to "normal retirement" (as defined in the Plan), a certain number of the Equity Units held by such participant will be forfeited based upon the number of months remaining in the period of time during which the Equity Units are to be earned. Upon termination of employment due to "early retirement" (as defined in the Plan), all Equity Units held by such participant will be forfeited, subject to Committee discretion. If a participant's employment terminates for any other reason, (i) Options that are then exercisable will continue to be exercisable for a period of three months after such termination (unless termination is for cause), and (ii) all Equity Units held by the participant will be forfeited unless otherwise determined by the Committee. If a non-employee director ceases to be a director, his or her Options will remain exercisable for one year.

Change of Control

    In the event a "change of control" (as defined in the Plan) of the Company occurs, then, (i) all outstanding Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, and (ii) all outstanding Equity Units will vest and be payable immediately. The Committee may determine that some or all participants holding Options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the Options and that some or all participants holding Equity Units will receive cash in an amount equal to the fair market value of the shares underlying the Equity Units.

Federal Tax Consequences

    The following description of federal income tax consequences is general and does not address specific tax consequences applicable to an individual participant who receives an Option or Equity Unit under the Plan. The Company has been advised by counsel that an optionee will not realize income upon the granting of an Option under the Plan, nor would the Company be entitled to a deduction at such time.

    There generally will be no realization of income by the optionee upon the exercise of an incentive stock option (if exercised no later than three months after any termination of employment). If the optionee does not sell the incentive stock option Common Stock within two years after the date of grant nor within one year after the exercise date, any gain or loss on a sale will be treated as long term, and the Company will not be entitled to any deduction on account of the issuance of Common Stock or the grant of the incentive stock option.

    Upon the exercise of a non-statutory stock option, the optionee will recognize ordinary income subject to withholding in the amount of the excess of the fair market value of the Company's Common Stock on the day of exercise over the stock options exercise price. The tax basis of any non-statutory stock option share of Common Stock received will be the fair market value of such shares on the date the stock option is exercised.

Initial Equity Grants Under the Plan

    Upon stockholder approval of the Plan, approximately 209 United States employees of the Company (none of whom is an executive officer) will automatically receive Equity Units under the Plan as summarized below.

New Plan Benefits
2001 Stock Incentive Plan

Name and Position	Number of Equity Units	Dollar Value*
209 Employees (Non-Executive Officers)	587,500	$19,557,875

    Contingent upon shareholder approval on May 3, 2001, Equity Units that vest January 1, 2007 were granted to 209 employees who are not executive officers.

*
Based on closing stock price on March 1, 2001 of $33.29.

    Other than as set forth above, neither the number nor types of future Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Stockholder Approval

    The Plan will be approved if the votes cast favoring the Plan exceed the votes cast opposing approval of the Plan. Abstentions and broker non-votes are considered neither a vote "for" nor "against".

The Board of Directors Unanimously Recommends a Vote "FOR"
the Proposal to Approve the 2001 Stock Incentive Plan

REPORT OF THE AUDIT COMMITTEE

    The role of the Company's Audit Committee, which is composed of four independent non-employee directors, is one of oversight of the Company's management and the Company's outside auditors in regard to the Company's financial reporting and the Company's controls respecting accounting and financial reporting. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the Company's management and independent auditors.

    The Audit Committee has (i) reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with the Company's management; (ii) discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); and (iii) received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the Company's independent accountants the independent accountants' independence. For their 2000 opinion audit services the Company's independent accountants will be paid $602,200. During 2000 the Company's independent accountants provided the Company tax consulting, acquisition assistance, pension plan audits and miscellaneous services in the additional amount of $191,335. In the opinion of the Committee the fees paid for non-audit services did not adversely affect the independence of PricewaterhouseCoopers LLP.

    Based on the review and discussions with management and the Company's independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

    Loring W. Knoblauch, Chairman
    William J. Bolton
    Nancy P. McDonald
    Edward H. Perry

APPOINTMENT OF AUDITORS

    A further purpose of the meeting is to vote on the ratification of the appointment of independent auditors for the year ending December 31, 2001. While neither Missouri law, the Company's Restated Articles of Incorporation nor the Company's Bylaws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of PricewaterhouseCoopers LLP, which has served as independent public auditor for the Company for more than 60 years. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Audit Committee. A representative of PricewaterhouseCoopers LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

    Proxies solicited by the Board of Directors will be voted for ratification of the appointment of PricewaterhouseCoopers LLP unless stockholders specify otherwise in their proxies.

STOCKHOLDER SUBMISSIONS

    All stockholder proposals to be presented at the 2002 annual meeting of stockholders that are requested to be included in the Proxy Statement and form of proxy relating thereto must be received by the Company not later than December 1, 2001.

    Stockholder proposals to be brought before any meeting of stockholders or nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice by the stockholder must be delivered or received at the Company's principal executive offices not less than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a stockholder shall be timely only if delivered or received not less than 90 days before such annual meeting, or, if later, within 10 business days after the first public announcement of the date of such annual meeting. The notice must set forth certain information concerning such proposal or such shareholder and the nominees, as specified in the Company's Bylaws. The presiding officer of the meeting may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

    The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Scott W. Johnson, Secretary

Exhibit A

BEMIS COMPANY, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMMITTEE CHARTER

Purpose

    This charter establishes the responsibilities of the Audit Committee ("Committee") of the Board of Directors ("Board") of Bemis Company, Inc. ("Company"). The Committee has oversight responsibility for the integrity and fair presentation of the Company's financial reporting. The Committee will meet with financial executive management, outside auditors and internal audit manager to assess the Company's internal controls and the outside auditor's independence.

Membership

    The Committee shall consist of a minimum of three (3) Company directors none of whom shall have been a member of management during the past three years nor be an immediate family member of a person that is a current or has been an executive officer in the past three years. Committee members may not have a direct business relationship (commercial, industrial, banking, consulting, legal, accounting or other) with the Company. The members and the Chair shall be appointed by the Chairman of the Board. If the Chair is not present at a meeting the members may designate a Chair for the meeting by majority vote.

Qualifications

    Each Committee member must be financially literate. Financial literacy is defined as capable of reading and understanding financial statements (balance sheet, income statement, statement of cash flow and a statement of stockholders' equities). At least one of the Committee members must be financially sophisticated. Financially sophisticated is defined as (1) trained in accounting or finance or (2) having held management position(s) in accounting or finance or (3) having had oversight responsibility for the accounting or finance function as a senior operational executive.

Oversight Responsibilities

    The Committee recognizes that the preparation of the Company's financial statements and other financial information is the responsibility of the Company's management. The auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company's outside auditors. The Company's financial executive management and its outside auditors, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Committee. Consequently, the Committee is not responsible for providing any expert or other special assurance as to the Company's financial statements and other financial information.

    The Committee's responsibility is to oversee the financial reporting process and practices of the Company and to assist the Board in fulfilling its responsibilities to the shareholders, potential shareholders and the investment community to ensure the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements. The Committee members do not represent themselves to be experts in the field of accounting, auditing or financial reporting. As such, they are not expected to conduct "field work" or other types of technical reviews to assure themselves to the quality of work performed. The Committee shall be entitled to rely upon the integrity of the Company's financial executive management, internal audit manager and its outside auditors. Should financial executive management, the internal audit manager or its outside auditors become aware that information provided to the Committee can not be relied upon, that party has the responsibility to promptly report such findings to the Committee and the Board.

    In carrying out its oversight responsibilities, the Committee shall:

  •
  review this charter annually and, when considered necessary, make recommendations to the Board to modify it.

  •
  meet with financial executive management, the outside auditors and the internal audit manager to (a) assess the adequacy and effectiveness of internal controls and the quality of judgments about the appropriateness of accounting principles, practices, estimates and disclosures; (b) review explanations for any unusual transactions and, as appropriate, report them to the Board; (c) review disputed matters between financial executive management and the outside auditors or internal audit manager; (d) review the potential effect on the Company of proposed changes to generally accepted accounting principles; (e) review the scope, coverage and procedures of the proposed audit plan with particular focus on maintaining a reasonable and cost-effective balance between outside auditors and internal audit resources; (f) review the audit reports of the outside auditors and the internal audit manager identifying recommendations for improving internal controls and processes; (g) elicit recommendations for the improvement of procedures or particular areas where new or more detailed controls or procedures are desirable; and (h) review any significant matters identified during the audits or quarterly reviews.

  •
  review legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

  •
  provide sufficient opportunity for the outside auditors and internal audit manager to meet privately with the Committee without members of management present. Among the items to be discussed in these meetings are the outside auditors' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation which the outside auditors received during the course of their audit.

  •
  maintain free and open means of communications between the Directors, outside auditors, the internal audit manager and the financial executive management of the Company.

  •
  annually receive written notice from the outside auditors regarding their independence as required in Independence Standards Board Standard No. 1 and discuss such annual report with the outside auditors in a Committee meeting.

  •
  ensure that the Code of Conduct is adequately communicated to employees throughout the organization and review employee compliance to this Code.

  •
  have the authority to conduct any investigation it deems appropriate within the scope of its duties, with full access to all books, records, facilities and outside advisors of the Company and to retain outside counsel, auditors or other experts.

Meetings

    The Committee shall meet at least four times a year prior to regularly scheduled Board meetings. At each Committee meeting, the Company's financial executive management shall be present along with the outside auditor and internal audit manager (in person or via telephone). At each meeting the Committee may meet privately with any of the above parties. During these meetings financial executive management, outside auditors and internal audit manager shall report to the committee on items specified in the Oversight Responsibilities section of this Charter. At each meeting an individual will be assigned the responsibility to act as Secretary for the purpose of recording notes. The Committee will communicate with the Board through presentations during the next Board meeting and/or by submission of the minutes of the Audit Committee meetings to the Board. The Committee has the authority to meet in addition to the regularly scheduled meetings if matters merit such a meeting.

Responsibilities to the Board

    It is the responsibility of the Committee to annually review the audited financial statements to be included in the Annual Report to the SEC (10-K Report). The Committee must vote to recommend to the entire Board the inclusion of the audited financial statements in the Company's Annual Report to the SEC. At the next available Board meeting the Chair will make a motion before the entire Board recommending the inclusion of the audited financial statements in the Company's Annual Report to the SEC.

    The Committee is required to include a report in the Company's annual proxy statement. This report must be prepared to meet the reporting requirements of the SEC and the NYSE. The name of each member of the Committee must appear below the proxy statement.

    The outside auditor is ultimately responsible to the Board and the Committee, as representatives of the shareholders. Therefore, it is the Committee's responsibility to annually recommend to the Board the nomination of the outside auditors for approval by the shareholders.

As Amended January 31, 2001

Exhibit B

BEMIS COMPANY, INC.
2001 STOCK INCENTIVE PLAN

    1.  Purpose of Plan

    Under this Stock Incentive Plan (the "Plan"), the Company may grant both Options and Equity Units to Employees and Directors. The Plan is designed to enable the Company and its Subsidiaries to attract, retain and motivate Participants by providing them the opportunity to acquire equity ownership in the Company.

    2.  Definitions

    The following defined terms are used in this Plan:

      2.1  "Board"  means the Board of Directors of the Company.

      2.2  "Broker Exercise Notice"  means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer.

      2.3  "Change of Control Event"  means an event described in Section 10.1.

      2.4  "Code"  means the Internal Revenue Code of 1986, as amended.

      2.5  "Committee"  means any group appointed under Section 3 to administer the Plan.

      2.6  "Common Stock"  means the common stock of the Company, par value $.10 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3.

      2.7  "Company"  means Bemis Company, Inc., a Missouri corporation.

      2.8  "Director"  means each director of the Company.

      2.9  "Disability"  means disability of an Employee that entitles him or her to receive disability income benefits pursuant to any applicable long-term disability plan of the Company or an Affiliate or, if no such plan is applicable to the Employee, the permanent and total disability of the Employee within the meaning of Code § 22(e)(3).

      2.10  "Early Retirement"  of an Employee means early retirement under the Bemis Retirement Plan as in effect from time to time.

      2.11  "Employee"  means each employee of the Company or any Subsidiary.

      2.12  "Equity Unit"  means a right granted to an Employee or Director to receive a payment from the Company in the form of a share of Common Stock, subject to terms established under Section 7.

      2.13  "Exchange Act"  means the Securities Exchange Act of 1934, as amended.

      2.14  "Expiration Date"  means the date an Option is scheduled to expire and no longer be exercisable.

      2.15  "Fair Market Value"  of a share of Common Stock as of a particular day means the closing price of a share of the Company's Common Stock on the New York Stock Exchange on such day, or if no sale has been made on such exchange on such day, on the last preceding day on which any such sale was made.

      2.16  "Incentive Stock Option"  means a right to purchase Common Stock granted to an Employee pursuant to Section 6.1 that qualifies as an "incentive stock option" within the meaning of Code § 422.

      2.17  "Non-Qualified Stock Option"  means a right to purchase Common Stock granted to an Employee or Director pursuant to Section 6.1 or 6.2 that does not qualify as an Incentive Stock Option.

      2.18  "Normal Retirement"  of an Employee means normal retirement under the Bemis Retirement Plan as in effect from time to time.

      2.19  "Option"  means an Incentive Stock Option or a Non-Qualified Stock Option.

      2.20  "Participant"  means an Employee or Director who has been designated as such.

      2.21  "Performance Period"  means the period of time over which Equity Units are earned or become vested.

      2.22  "Previously Acquired Shares"  means shares of Common Stock that are already owned by a Participant.

      2.23  "Securities Act"  means the Securities Act of 1933, as amended.

      2.24  "Subsidiary"  means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest.

    3.  Plan Administration

    The Plan shall be administered by the Board or by a Committee appointed by the Board. Any such Committee shall consist solely of not less than two members of the Board who are considered (i) non-employee directors within the meaning of Exchange Act Rule 16b-3 and (ii) outside directors within the meaning of Code § 162(m). The Board or any such Committee shall have the following authority, subject to the terms of the Plan:

      (a) To determine which Employees and Directors will be designated as Participants.

      (b) To determine the terms of each Option including the number of shares of Common Stock subject to the Option, the exercise price, the terms under which the Option will vest or become exercisable, the Expiration Date of the Option, and the period of time (if any) following termination of employment that the option may be exercised.

      (c) To determine whether the Option will be granted as an Incentive Stock Option or as a Non-Qualified Stock Option, recognizing that Incentive Stock Options can be granted only to Employees and not to non-employee Directors.

      (d) To determine the terms of each award of Equity Units, including any performance goals or other requirements that must be met for the underlying shares of Common Stock to be distributed.

      (e) To modify the terms of any outstanding Option or Equity Unit in any manner permitted by the Plan as then in effect, or to cancel the Option or Equity Unit. However, if the modification or cancellation adversely affects a Participant, it will not apply to that Participant without his or her consent.

      (f)  To delegate to one or more Employees all or any part of its authority under the Plan with regard to granting and administering Options or Equity Units for persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act. (However, Options or Equity Units so granted generally will not qualify as "performance based compensation" for purposes of Code § 162(m).)

      (g) To exercise discretionary authority to construe the terms of the Plan and to make all decisions and interpretations necessary to operate the Plan.

    4.  Shares Available for Issuance

      4.1  Maximum Number of Shares Available.  Subject to adjustment as provided in Section 4.3, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 2,500,000 shares of Common Stock in addition to any shares of Common Stock which, as of the date the Plan is approved by the shareholders of the Company, are reserved for issuance under the Company's 1994 Stock Incentive Plan and which are not thereafter issued.

      4.2  Accounting for Incentive Awards.  Shares of Common Stock that are issued under the Plan or are subject to outstanding Options or Equity Units will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. Any shares of Common Stock that are subject to an Option or Equity Unit that lapses, expires, is forfeited or for any reason is terminated unexercised or unvested will automatically again become available for issuance under the Plan. However, shares withheld for the purpose of paying applicable withholding taxes will not again become available for issuance under the Plan.

      4.3  Adjustments.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities available for issuance under the Plan and, in order to prevent dilution or enlargement of the rights of the Participants, the number, kind and, where applicable, exercise price of securities subject to outstanding Option or Equity Units.

    5.  Participation

    The Board or Committee may designate any Employee or Director as a Participant.

    6.  Options

      6.1  Grants to Employees.  The Board or Committee may grant Options to Employees, subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Board or Committee in its sole discretion. The Board or Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Qualified Stock Option. The aggregate number of shares on which Options may be granted to any one Employee during any calendar year may not exceed 25% of the total shares of Common Stock available for issuance under the Plan. If an Option granted to an Employee is canceled, said Option will nevertheless be included in applying said 25% limit. If an outstanding Option is amended to reduce the exercise price, and the amendment is not made pursuant to Section 4.3, the transaction shall be treated as a cancellation of the original Option and the grant of a new Option, and both the original Option and the new Option will be included in applying the 25% annual limit.

      6.2  Grants to Non-Employee Directors.  The Board may grant Non-Qualified Stock Options to Directors who are not Employees, subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Board in its sole discretion.

      6.3  Exercise Price.  The per share price to be paid upon exercise of an Option will be determined by the Board or Committee at the time of the Option grant. Unless otherwise determined by the Board or Committee at the time of grant, the per share price to be paid by a Participant upon exercise of an Option will be 100% of the Fair Market Value of one share of Common Stock on the date of grant.

      6.4  Exercisability and Duration.  An Option will become exercisable at such times and in such installments as may be determined by the Board or Committee at the time of grant. Unless otherwise determined by the Board or Committee at the time of grant, the Expiration Date of each Option will be 10 years from its date of grant.

      6.5  Payment of Exercise Price.  The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Board or Committee may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, Previously Acquired Shares, Attestation, or by a combination of such methods. "Attestation" means delivery by a Participant to the Company of a written affidavit of ownership of Previously Acquired Shares having a Fair Market Value equal to the exercise price of the Option in lieu of actual delivery of such Previously Acquired Shares. Upon receipt of such Attestation of Previously Acquired Shares, the Company shall deliver to the Participant a stock certificate for the number of Option shares so exercised, minus the number of Previously Acquired Shares attested to in the written affidavit, and minus any shares required to cover tax withholding obligations.

      6.6  Manner of Exercise.  An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company (Attention: Secretary) at its principal executive office in Minneapolis, Minnesota and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.5 of the Plan. The Board or Committee may permit a Participant to enter into a written plan pursuant to Exchange Act Rule 10b5-1 specifying the date or dates the Participant's Options will automatically be exercised.

      6.7  Deferral of Gain Upon Exercise.  The Board or Committee, in its discretion, may permit a Participant to elect that the gains realized upon exercise of a Non-Qualified Stock Option will be deferred until after the exercise date. The terms of any such deferral opportunity will be determined by the Board or Committee.

    7.  Equity Units

    An Employee or Director may be granted one or more Equity Units under the Plan, and such Equity Units will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Board or Committee. The Board or Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Equity Units as it deems appropriate, including, without limitation, that the Participant remain in the continuous employ of the Company or any Subsidiary until the end of the Performance Period established for said Equity Units or that the Participant or the Company (or any Subsidiary or division thereof) satisfy certain performance goals or criteria during the Performance Period. Upon satisfaction of any applicable restrictions or conditions for payment, each Equity Unit will be payable in the form of a share of Common Stock (less any applicable tax withholding). Each Equity Unit may (but is not required to) include the right to receive periodic payments from the Company equivalent to the dividends paid on the underlying Common Stock. The Board or Committee, in its discretion, may permit a Participant to elect that payment of an Equity Unit will be deferred. The terms of any such deferral opportunity will be determined by the Board or Committee.

    8.  Effect of Termination of Employment

      8.1  Termination Due to Death or Disability.  If a Participant's employment with the Company and all Subsidiaries is terminated by reason of his or her death or Disability:

        (a) Options outstanding at the time of said termination of employment will not expire as a result of said termination of employment but rather will remain in effect for the remaining term of the Option. However, the Committee in its sole discretion may provide at the time it grants an Option to a Participant that the Option will expire not later than a fixed period of time after the Participant's termination of employment.

        (b) All Equity Units then held by the Participant will vest. The Company will transfer to the Participant (or to the beneficiary, legal representative, heir, or legatee of a deceased Participant) a number of shares of Common Stock equal to the number of the Participant's outstanding Equity Units, reduced as provided in Section 9 to cover any applicable withholding taxes. Said transfer shall occur as of a date or dates determined by the Committee which shall not be later than one year after the Participant's death or Disability.

      8.2  Termination Due to Normal Retirement.  If a Participant's employment with the Company and all Subsidiaries is terminated by reason of his or her Normal Retirement:

        (a) Options outstanding at the time of said termination of employment will not expire as a result of said termination of employment but rather will remain in effect for the remaining term of the Option. However, the Committee in its sole discretion may provide at the time it grants an Option to a Participant that the Option will expire not later than a fixed period of time after the Participant's termination of employment.

        (b) A portion of the Participant's Equity Units will become vested upon his or her Normal Retirement, and any remaining Equity Units will be forfeited, subject to the following:

      (1)
      The Committee shall, in its sole discretion, determine how many of the Participant's outstanding Equity Units are vested upon his or her Normal Retirement. However, the number of vested Equity Units will not be less than the number of Equity Units outstanding immediately before the Participant's Normal Retirement multiplied by a fraction, (i) the numerator of which is the number of months in the Performance Period beginning with the first month thereof and ending with the month in which the Participant's termination of employment occurred, and (ii) the denominator of which is the total months in the Performance Period. Any Equity Units which are not vested will be forfeited as of the date of the Participant's Normal Retirement.

      (2)
      The Committee shall also determine when payment will occur with respect to the vested Equity Units. The Committee may select a payment date at any time from the Participant's Normal Retirement up to the end of the Performance Period. When payment occurs, the Participant will receive one share of Common Stock for each vested Equity Unit, less any applicable withholding taxes.

      (3)
      Decisions with respect to such payments will not be binding or precedential with regard to subsequent Normal Retirements by other Participants.

      (4)
      The Committee may delegate its authority under paragraphs (1) and (2) to the Company's chief executive officer.

      8.3  Termination Due to Early Retirement.  If a Participant's employment with the Company and all Subsidiaries is terminated by reason of his or her Early Retirement:

        (a) Options outstanding at the time of said termination of employment will not expire as a result of said termination of employment but rather will remain in effect for the remaining term of the Option. However, the Committee in its sole discretion may provide at the time it grants an Option to a Participant that the Option will expire not later than a fixed period of time after the Participant's termination of employment.

        (b) All Equity Units then outstanding will be forfeited, and no payment will be made with respect thereto, subject to the following:

      (1)
      The Committee may, in its sole discretion, determine that all or any portion of the outstanding Equity Units are vested upon his or her Early Retirement. Any Equity Units which are not vested will be forfeited as of the date of the Participant's Early Retirement.

      (2)
      The Committee shall also determine when payment will occur with respect to the vested Equity Units. The Committee may select a payment date at any time from the Participant's Early Retirement up to the end of the Performance Period. When payment occurs, the Participant will receive one share of Common Stock for each vested Equity Unit, less any applicable withholding taxes.

      (3)
      Decisions with respect to such payments will not be binding or precedential with regard to subsequent Early Retirements by other Participants.

      (4)
      The Committee may delegate its authority under paragraphs (1) and (2) to the Company's chief executive officer.

      8.4  Termination for Reasons Other than Death, Disability, Normal Retirement or Early Retirement.  If a Participant's employment with the Company and all Subsidiaries is terminated for any reason other than death, Disability, Normal Retirement, or Early Retirement:

        (a) If the termination is not for "cause", (i) Options held by the Participant which are exercisable as of the date of termination of employment will remain exercisable for a period of three months after such termination (but in no event after the expiration date of any such options), and (ii) Options which are not yet exercisable as of the date employment terminates will be forfeited immediately. If the termination of employment is for "cause", all options will be forfeited immediately upon termination of employment, regardless of whether they were then exercisable.

        (b) All Equity Units then outstanding will be forfeited, and no payment will be made with respect thereto. However, if the termination of employment is not for "cause", the Committee may, in its sole discretion, provide for payment with respect to all or a portion of the outstanding Equity Units. Such payment may occur at any point from the time of termination of employment until the end of the Performance Period, to be determined at the sole discretion of the Committee. The Committee's decision with respect to such payment will be not be binding or precedential with regard to subsequent terminations of employment by other Participants. The Committee may delegate its authority under this paragraph to the Company's chief executive officer.

        (c) If the termination of employment is for "cause", then any outstanding Equity Units will be forfeited immediately and are not subject to discretionary payout.

        (d) For purposes of this section, if a Participant's employer ceases to be a Subsidiary of the Company, and the Participant remains an employee of that employer, the Participant will be considered to have a termination of employment as of the date the employer ceases to be a Subsidiary. The preceding sentence does not apply if the Participant transfers to employment with the Company or another Subsidiary.

        (e) For purposes of this section, "cause" (as determined by the Committee) will be as defined in any employment or other agreement or policy applicable to the Participant or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant's overall duties, or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

      8.5  Breach of Confidentiality or Noncompete Agreements.  Notwithstanding anything in the Plan to the contrary, in the event that a Participant materially breaches the terms of any confidentiality or noncompete agreement entered into with the Company or any Subsidiary, whether such breach occurs before or after termination of such Participant's employment with the Company or any Subsidiary, the Committee in its sole discretion may immediately terminate all rights of the Participant under the Plan and any agreements evidencing an Option or Equity Unit grant then held by the Participant without notice of any kind.

      8.6  Date of Termination of Employment.  Unless the Committee otherwise determines in its sole discretion, a Participant's employment will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment, as determined by the Committee in its sole discretion based upon such records.

      8.7  Non-Employee Directors.  Sections 8.1 through 8.6 are not applicable to Options or Equity Units granted to Directors who are not Employees. If such an individual ceases to be a Director:

        (a) He or she may exercise any outstanding Options within 12 months after ceasing to be a Director (or within such other period as approved by the Board or Committee at the time the Options were granted).

        (b) All outstanding Equity Units will be forfeited and no payment will be made with respect thereto. However, the Committee may, in its sole discretion, provide for payment with respect to all or a portion of the outstanding Equity Units. Such payment may occur at any point from the date the individual ceased to be a Director through the end of the Performance Period, to be determined at the sole discretion of the Committee. The Committee's decision will not be binding or precedential with regard to other Directors.

      8.8  Options Not Exercisable After Expiration Date.  Notwithstanding any provisions of this Section 8 to the contrary, no Option will be exercisable after its Expiration Date.

    9.  Payment of Withholding Taxes

      9.1  General Rules.  The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Option or Equity Unit, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Equity Unit or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or

  (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to the Option or Equity Unit.

      9.2  Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 9.1 of the Plan by electing to tender Previously Acquired Shares (including but not limited to the Shares the acquisition of which triggered the tax obligation) or a Broker Exercise Notice, or by a combination of such methods.

    10.  Change of Control Event

      10.1  Change of Control Event.  A "Change of Control Event" shall be deemed to have occurred if any of the following occurs:

        (a) Any "Person" (as defined in Section 13(d) of the Exchange Act) acquires or becomes a beneficial owner (as defined in Exchange Act Rule 13d-3), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors (Voting Securities) or 30% or more of the outstanding shares of Common Stock; provided, however, that the following shall not constitute a "Change of Control Event":

      (1)
      any acquisition or beneficial ownership by the Company or a Subsidiary;

      (2)
      any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary;

      (3)
      any transaction immediately following which more than 70% respectively, of (i) the combined voting power of the Company's Voting Securities and (ii) the Common Stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Common Stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such acquisition;

        (b) Continuing Directors do not constitute a majority of the members of the Board;

        (c) Consummation of a reorganization, merger or consolidation of the Company (other than a merger or consolidation with a subsidiary of the Company), unless immediately following such reorganization, merger or consolidation, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 70% respectively of (i) the combined voting power of the then outstanding Voting Securities and (ii) the then outstanding shares of Common Stock of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership of the Voting Securities and Common Stock as the case may be, immediately prior to such reorganization, merger or consolidation;

        (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70%, respectively, of (i) the combined voting power of the then outstanding Voting Securities and (ii) the then outstanding shares of Common Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners respectively of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership of the Voting Securities and Common Stock, as the case may be, immediately prior to such sale or other disposition;

        (e) The Company enters into a letter of intent, an agreement in principle or a definitive agreement relating to a "Change in Control Event" described in (a), (b), (c) or (d) that ultimately results in such a "Change of Control Event", or a tender or exchange offer or proxy contest is commenced which ultimately results in such a "Change in Control Event". Notwithstanding anything stated above, a "Change of Control Event" shall not be deemed to occur with respect to a Participant if the acquisition or beneficial ownership of the 30% or greater interest referred to in (a) is by the Participant or by a group, acting in concert, that includes the Participant or a majority of the then combined voting power of the then outstanding Voting Securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a reorganization, merger, consolidation or disposition of assets referred to in (c) or (d), be beneficially owned, directly or indirectly, by the Participant or by a group, acting in concert, that includes the Participant.

      10.2  Continuing Directors.  Continuing Directors means:

        (a) individuals who, on January 1, 2001, are Directors;

        (b) individuals elected as Directors after January 1, 2001 for whose election proxies are solicited by the Board; or

        (c) individuals elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a Continuing Director shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board.

      10.3  Acceleration of Vesting.  If a Change of Control Event occurs, (a) all Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the Participants to whom such Options have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all Equity Units then held by Participants will vest and be payable immediately.

      10.4  Cash Payment for Options.  If a Change of Control Event occurs, then the Committee may, without the consent of any Participant affected thereby, determine that some or all Participants will receive the following amounts as payment for their outstanding Options or Equity Units:

        (a) With respect to the shares of Common Stock subject to Options, as of the effective date of any such Change of Control Event, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change of Control Event over the exercise price per share of such Option.

        (b) With respect to the Equity Units, cash in an amount equal to the Fair Market Value (determined immediately prior to the effective date of the Change of Control Event), of the shares of Common Stock represented by such Equity Units.

      10.5  Gross-Up for Change of Control Payments.  If, with respect to a Participant, the acceleration of the vesting of an Option or Equity Unit as provided in Section 10.3 (which acceleration could be deemed a "Payment" within the meaning of Code § 280G(b)(2)) or the payment of cash in exchange for all or part of an Option or Equity Unit as provided in

  Section 10.4, together with any other payments which such Participant has the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Code § 1504(a) without regard to Code § 1504(b)) of which the Company is a member, would constitute an "excess parachute payment" (as defined in Code § 280G(b)(1)), and therefore be subject to the excise tax imposed under Code § 4999, then the Participant shall be entitled to receive an additional cash payment from the Company in an amount such that the Participant would be in the same financial position as if there were no excise tax imposed on such payments.
  That is, if any amount paid pursuant to this Plan is subject to the excise tax imposed by
  Code § 4999, the Company shall pay the Participant an additional amount such that, after payment by the Participant of all income taxes and excise taxes imposed upon such additional payment, the Participant will retain a portion of the additional payment equal to the excise tax. For this purpose, the Company shall assume that the Participant's income is taxed at the highest federal and state marginal rate then in effect.

    11.  Rights of Eligible Recipients and Participants; Transferability

      11.1  Employment.  Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any Subsidiary.

      11.2  Rights as a Shareholder.  As a holder of Options or Equity Units, a Participant will have no rights as a shareholder unless and until the Options are exercised or the Equity Units are paid in the form of Common Stock. However, as part of any grant of Equity Units, the Board or Committee may provide that a Participant will be entitled to receive cash distributions equivalent to the dividends paid from time to time on the Common Stock underlying such Units.

      11.3  Restrictions on Transfer.  Any Option or Equity Unit granted under this Plan shall by its terms be non-transferable by the grantee other than by will or the laws of descent and distribution and shall be exercisable during the grantee's lifetime only by the grantee or by the grantee's guardian or legal representative, except that a Non-Qualified Stock Option may, if the Option Agreement so provides, also be transferable to members of the grantee's immediate family, to a partnership whose members are only the optionee and/or members of the grantee's immediate family, or to a trust for the benefit of only the grantee and/or members of the grantee's immediate family. "Immediate Family" for purposes of this section includes only the grantee's spouse, parents, children, and other direct descendants of the grantee and his or her spouse (including children and other descendants by adoption).

      11.4  Non-Exclusivity of the Plan.  Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

    12.  Securities Law and Other Restrictions

    Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

    13.  Plan Amendment, Modification and Termination

    The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable. However, no amendments to the Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required pursuant to Code § 422 or the rules of the New York Stock Exchange. No termination, suspension or amendment of the Plan may adversely affect any outstanding award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 4.3 and 10.4.

    14.  Effective Date and Duration of the Plan

    The Plan is effective as of January 1, 2001. However, no Options will be granted prior to the date the Plan is approved by the Company's shareholders, and any Equity Units granted prior to the Company's 2001 annual meeting will be canceled if the shareholders fail to approve the Plan at that meeting. The Plan will terminate at midnight on December 31, 2010, and may be terminated prior to such time to by Board action, and no Options or Equity Units will be granted after such termination. Awards outstanding upon termination of the Plan may continue to be exercised, or become free of restrictions, in accordance with their terms.

    15.  Miscellaneous

      15.1  Governing Law.  The Plan will be construed in accordance with the laws of Missouri.

      15.2  Successors and Assigns.  The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

BEMIS COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 3, 2001
9:00 a.m.

The Main Lounge of the Minneapolis Club
729 2nd Avenue South
Minneapolis, Minnesota

Bemis Company, Inc. PROXY 222 South Ninth Street, Suite 2300 Minneapolis, Minnesota 55402-4099

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 3, 2001.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the Proxy will be voted "FOR" Items 1, 2 and 3.

By signing the Proxy, you revoke all prior proxies and appoint Benjamin R. Field and Scott W. Johnson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

COMPANY #

CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. noon on May 2, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/bms/ — QUICK *** EASY *** IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. noon on May 2, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The Bemis Company, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, Please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	To elect four directors for a term of three years.	01 Nancy P. McDonald 03 C. Angus Wurtole	02 Jeffrey H. Curler 04 Roger D. O'Shaughnessy	/ /	Vote FOR all nominees (except as marked)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To vote upon a proposal to approve the Bemis Company, Inc. 2001 Stock Incentive Plan.	/ /	For	/ /	Against	/ /	Abstain
3.	To vote upon ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.	/ /	For	/ /	Against	/ /	Abstain
4.	To transact such other business as may properly come before the meeting.
5.	In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting. Only stockholders of record at the close of business on March 14, 2001 will be entitled to receive notice of and to vote at the meeting.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. if no direction is made, this Proxy will be voted for the Nominees.
Address Change? Mark Box / / Indicate Changes below:
Dated: , 2001

Signature(s) in Box (If there are co-owners both must sign)
The signature(s) should be exactly as the name(s) appear printed to the left. If a corporation, please sign the corporation name in full by a duly authorized officer and indicate the office of the signer. When signing as executor, administrator, fiduciary, attorney, trustee or guardian, or as custodian for a minor, please give full title as such. If a partnership, sign in the partnership name.

BEMIS COMPANY, INC. BEMIS INVESTMENT INCENTIVE PLAN	VOTING INSTRUCTIONS TO TRUSTEE

I hereby direct U.S. Bank National Association, as Trustee of the Bemis Investment Incentive Trust, to vote at the Annual Meeting of the Stockholders of Bemis Company, Inc. ("the Company") to be held on May 3, 2001 (or at any adjournment thereof) the Common Stock of the Company allocated to my Bemis Investment Incentive Plan.

I understand this card must be returned to the Trustee no later than April 26, 2001 if my voting instructions are to be honored. If it is not received by the Trustee by April 26, 2001, or if it is received but the voting instructions are invalid, the stock with respect to which I could have instructed the Trustee will be voted by the Trustee in the same proportion as votes actually cast by Plan Participants.

The Trustee is hereby directed to vote as indicated below on the following proposals which are more fully described in the Company's Notice of Annual Meeting and Proxy Statement.

1. To elect four directors for a term of three years	/ / FOR all nominees listed below (except as marked to the contrary below)	/ / WITHHOLD AUTHORITY to vote for all nominees listed below

Nancy P. McDonald, Jeffrey H. Curler, C. Angus Wurtele, Roger D. O'Shaughnessy

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. To vote upon a proposal to approve the Bemis Company, Inc. 2001 Stock Incentive Plan.

/ / FOR	/ / AGAINST	/ / ABSTAIN

3. To vote upon ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

/ / FOR	/ / AGAINST	/ / ABSTAIN

(continued, and to be signed on reverse side)

4. To transact such other business as may properly come before the meeting.

5. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.

This voting card when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this voting card will be voted by the Trustee in the same proportion as votes actually cast by Plan Participants.

Dated:

Signature
Please sign, date and promptly return this card using the enclosed envelope addressed to U.S. Bank National Association.

QuickLinks

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES
RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
OWNERSHIP OF THE COMPANY'S SECURITIES
INFORMATION WITH RESPECT TO DIRECTORS
CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS
EXECUTIVE COMPENSATION
Summary Compensation Table
STOCK OPTIONS
Option Grants in 2000
Option Exercises in 2000 and Aggregated Year End Option Values
Long-term Incentive Plans—Awards in 2000
MANAGEMENT AGREEMENTS
REPORT OF THE BOARD COMPENSATION COMMITTEE
BEMIS RETIREMENT PLAN
Pension Plan Table
PERFORMANCE GRAPH
PROPOSAL TO APPROVE 2001 STOCK INCENTIVE PLAN
New Plan Benefits 2001 Stock Incentive Plan
REPORT OF THE AUDIT COMMITTEE
APPOINTMENT OF AUDITORS
STOCKHOLDER SUBMISSIONS
BEMIS COMPANY, INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS COMMITTEE CHARTER
BEMIS COMPANY, INC. 2001 STOCK INCENTIVE PLAN